Exhibit 10.2

FINAL FORM

DIAL GLOBAL, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of December 20, 2011, by and between Dial Global, Inc., a Delaware corporation (the “Company”), and David Landau (“Executive”).

In connection with the consummation, on October 21, 2011 (the “Closing Date”), of the merger of Radio Network Holdings, LLC, a subsidiary of the Company, with Verge Media Companies, Inc., pursuant to that Agreement and Plan of Merger by and among such parties, dated as of July 30, 2011, the parties hereto agree to enter into this Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Closing Date, and ending as provided in Section 4 (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as a Co-Chief Executive Officer of the Company and shall have such duties, responsibilities, functions and authority commensurate with the position of a Chief Executive Officer and the most senior executive of a public company, subject to the power and authority of the Board of Directors of the Company (the “Board”) and such duties, responsibilities, functions and authority of Executive’s Co-Chief Executive Officers, Spencer Brown and Ken Williams (the “Co-CEOs”). During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its Subsidiaries which are consistent with Executive’s position, as directed from time to time by the Board, and working in good faith consultation with any other Co-CEOs of the Company who may be serving concurrently with Executive.

(b) During the Employment Period, Executive shall (i) report solely to the Board and (ii) devote his best efforts and his full business time and attention (except for permitted vacation periods and periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries. Executive shall perform his duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy and professional manner and shall comply in all material respects with the Company’s and its Subsidiaries’ employee policies and procedures to the extent that such policies and procedures do not conflict with this Agreement or expand Executive’s obligations under Section 6, 7 or 8 of this Agreement. During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Board; provided that Executive may serve as an officer or director of or otherwise participate in solely educational, welfare, social, religious, charitable and civic organizations, and manage his personal investments, so long as such activities do not materially interfere with Executive’s employment with the Company and its Subsidiaries.

(c) Board Membership; Observer Rights. During the Employment Period, the Company shall cause each of its Subsidiaries that have a board of directors or board of managers at any time to appoint Executive as a director or manager, as applicable, to such board. In addition, with respect to all regular elections of directors of the Company during the Employment Period, the Company shall nominate, and use its reasonable efforts to cause the election of, either Executive or one of the other Co-CEOs serving at such time to serve as a member of the Board (such nominee, the “CEO Board Member”). The CEO Board Member will be chosen during any given election period by a majority of the Co-CEOs then serving or, if no majority decision can be reached by such Co-CEOs, by the Board; it being understood and agreed that Spencer Brown is the CEO Board Member designated by the Co-CEOs for the election period during which this Agreement has been entered into. If Executive is not selected as the CEO Board Member, or is nominated as the CEO Board Member but is not elected to the Board, the Company shall permit Executive to attend all meetings of the Board and grant Executive the right to receive the same documents, notices and other information with respect to the Company and its Subsidiaries as provided to the members of the Board, except that (i) Executive shall have no voting rights or, except as expressly set forth in this sentence, other rights of a member of the Board, and (ii) Executive shall not be entitled to receive materials in respect of or otherwise attend any meetings if a majority of the Board determines in good faith that Executive’s receipt of such materials or attendance at such meetings would present a conflict of interest for Executive or otherwise could cause the Company or its Subsidiaries to lose the benefit of protection in respect of what would otherwise be privileged communications. Upon the termination or expiration of the Employment Period, Executive shall resign as a director (or as applicable, manager) of the Company and its Subsidiaries, and all observation and other rights granted to Executive pursuant to this Section 2(c) shall automatically terminate and be of no further force or effect.

3. Compensation and Benefits.

(a) During the Employment Period, Executive’s base salary (as adjusted from time to time, the “Base Salary”) shall be $600,000 per annum, as increased (but not decreased) annually by the Compensation Committee of the Board (the “Compensation Committee”), in its discretion. Without Executive’s prior written consent, the Base Salary shall not be reduced for so long as Executive is continuously employed by the Company during the Employment Period. The Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices in effect from time to time. During the period beginning on the commencement of the Employment Period and ending December 31, 2011, and for any other partial years of employment during the Employment Period, the Base Salary shall be pro rated based on the portion of such year elapsed during the Employment Period. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit programs, plans and policies for which senior executive employees of the Company and its Subsidiaries are generally eligible, on a basis that is no less favorable to Executive than the basis on which such senior executive employees participate, and Executive shall be entitled to four (4) weeks of paid vacation each calendar year in accordance with the Company’s policies, which if not taken during any year may not be carried forward to any subsequent calendar year.

(b) During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the generally applicable policies of the Company with respect to reporting and documentation of such expenses.

(c) For the fiscal year ending on December 31, 2011, Executive will receive a bonus of $250,000 (the “2011 Bonus”). With respect to each remaining fiscal year (and portions of a fiscal year) during the Employment Period beginning on or after January 1, 2012, Executive will be eligible to earn an annual bonus for such year, as determined based upon performance criteria to be established by the Compensation Committee in consultation with Executive (“Annual Bonus”). Executive’s target Annual Bonus shall be no less than 50% of Executive’s then-current Base Salary. The 2011 Bonus and each Annual Bonus shall be paid no later than two and one-half months following the fiscal year to which such bonus relates.

(d) During the Employment Period, Executive shall be entitled to (i) a car and parking allowance of $1,250 per month and (ii) a country club allowance of $15,000 per year.

(e) As promptly as reasonably practicable following the date hereof, the Company shall adopt a new stock option plan (the “Option Plan”), in the form attached hereto as Exhibit A and subject to (i) the preparation and filing with the SEC of a definitive information statement under Schedule 14(C) of the Exchange Act regarding the Option Plan, (ii) the mailing of such definitive information statement to the Company’s stockholders, each of which the Company shall undertake promptly after the date hereof, and (iii) the passage of twenty calendar days, as required by Rule 14c-2 under the Exchange Act, from the date of the mailing of such information statement to such stockholders, which Option Plan establishes a pool of stock options to acquire 8,513,052 shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Common Stock”). In connection therewith, Executive and the Company shall execute and deliver a stock option grant agreement, in the form attached hereto as Exhibit B (the “Option Grant Agreement”), pursuant to which Executive shall be granted stock options pursuant to the Option Plan, to acquire 1,637,125 shares of Common Stock (the “Options”). Each Option shall have a term of ten (10) years. The Company and Executive agree that, subject to the first sentence of this Section 3(e), Options to acquire 7,203,351 shares of Common Stock shall be granted to Executive, the Co-CEOs and other executives and employees of the Company coincident with, or as promptly as reasonably practicable following, the date hereof. The Options shall become vested and exercisable during Executive’s continued employment with the Company and its Affiliates as set forth in the Option Grant Agreement.

4. Term.

(a) The Employment Period shall have commenced as of the Closing Date, and unless terminated earlier as set forth in this Section 4(a), shall continue through October 21, 2015; provided, however, that the Employment Period shall thereafter be renewed automatically on the same terms and conditions set forth herein (as modified from time to time by the parties hereto in accordance with Section 21 below) for additional two-year periods unless, at least 180 days prior to the end of the Employment Period (including any extension thereof), the Company or Executive gives the other party written notice of its or his election not to renew the Employment Period. Notwithstanding the foregoing, the Employment Period shall terminate immediately upon Executive’s resignation with or without Good Reason (as defined below), Executive’s death or Disability (as defined below) or the Company’s termination of Executive’s employment with or without Cause (as defined below), subject to any advanced notice requirements set forth in the definition of Cause below; provided, however, that any such termination of the Employment Period by the Company without Cause or upon resignation of Executive without Good Reason shall be effective upon thirty (30) days’ prior written notice. For the avoidance of doubt, subject to, and without any limitation on, the terms and provisions of this Agreement, including this Section 4, the Employment Period may be terminated by either the Company or Executive at will.

(b) If the Employment Period is terminated by the Company without Cause, upon Executive’s resignation with Good Reason or the Company’s written election not to renew the Employment Period past the Initial Term (any of the foregoing, a “Qualifying Termination”), then Executive shall be entitled (i) to receive the Accrued Obligations (defined below), (ii) to receive a Pro Rata Bonus (as defined below), (iii) to continue to receive his Base Salary payable in regular installments as special severance payments for a period of time equal to the Severance Period (it being understood that such payments shall not commence until the sixtieth (60th) day following the Qualifying Termination), and (iv) for the Severance Period, to continue to participate in employee benefit programs for senior executive employees (other than bonus and incentive compensation plans), to the extent permitted under the terms of such programs or, if not permitted, as provided under applicable law (which shall include monthly advancement of expenses incurred by Executive, provided to Executive on a taxable basis and subject to applicable required withholding, for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)); provided that, the benefits provided in the foregoing clauses (ii), (iii) and (iv), shall be paid if and only if Executive has executed and delivered to the Company the General Release substantially in the form set forth in Exhibit C attached hereto by the sixtieth (60th) day following the Termination, and only so long as Executive has not revoked or breached the provisions of the General Release or materially breached (and not cured) the provisions of Section 6, 7 or 8 and does not apply for unemployment compensation chargeable to the Company or any Subsidiary during the Severance Period. Notwithstanding any other provision hereof, if, as of Executive’s termination of employment, Executive is a “specified employee” within the meaning of Section 409A of the Code (together with the regulations and guidance promulgated thereunder, “Section 409A”), any amounts that constitute nonqualified deferred compensation within the meaning of Section 409A that would, but for this sentence, be payable to Executive under this Section 4(b) earlier than six months following the date of the Qualifying Termination pursuant to this Section 4(b) shall be deferred until the date that is six months following such termination to the extent necessary to avoid adverse tax consequences under Section 409A, and if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of the Qualifying Termination if the deferral had not been required. Executive shall have no duty or obligation to seek other employment during the Severance Period or otherwise mitigate damages hereunder, and no compensation received by Executive in connection with such other employment shall reduce the amounts payable to Executive pursuant to this Agreement. Notwithstanding any other provision of this Agreement, if following the Qualifying Termination Executive is entitled to payments or other benefits under this Section 4(b), but, within thirty (30) days following Executive’s Qualifying Termination, the Board determines in good faith that Cause with respect to Executive existed on or prior to the Qualifying Termination, then at the Board’s election (i) Executive shall not be entitled to any payments or other benefits pursuant to this Section 4(b) (other than Accrued Obligations), (ii) any and all payments to be made by the Company and any and all benefits to be provided to Executive pursuant to this Section 4(b) shall cease, (iii) any such payments previously made to Executive shall be returned immediately to the Company by Executive and (iv) upon the Company’s receipt of all payments required to be returned pursuant to this Section 4(b), the General Release executed by Executive and delivered to the Company pursuant to Section 4(b) shall automatically terminate and be of no force or effect; provided that, none of the actions described in clauses (i), (ii), (iii) and (iv) shall be effective unless the Board shall first provide Executive with a written notice of its determination that Cause existed on or prior to the Qualifying Termination and that specifies the specific circumstances in reasonable detail and unless Executive is provided an opportunity to address the Board with respect to such determination.

(c) If the Employment Period is terminated upon Executive’s Disability or death, then Executive shall be entitled to receive only the Accrued Obligations and a Pro Rata Bonus. If the Employment Period is terminated by the Company with Cause, by Executive without Good Reason (other than upon Executive’s Disability or death), or upon Executive’s written election not to renew the Employment Period, then Executive shall be entitled to receive only the items described in clauses (i) through (iii) of the definition of Accrued Obligations.

(d) Following a termination or expiration of the Employment Period, Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly provided for herein or as required by applicable law (such as COBRA).

5. Section 280G.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then Executive shall be entitled to receive an additional payment equal to the lesser of (i) (x) all Excise Taxes imposed upon any Payment plus (y) any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon any amount payable by the Company pursuant to this Section 5(a) and (ii) $500,000 (such aggregate amount, the “Gross-Up Payment”).

(b) All determinations required to be made under this Section 5 shall be made by the Company’s then primary outside public accountants or such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that

Executive has become entitled to a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Executive. In the event that the Excise Tax is subsequently determined by the Internal Revenue Service to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, Executive shall promptly repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined by the Internal Revenue Service, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by the Employee) to the extent that the Gross-Up Payment would not have been paid to the Executive had the revised amount of the Excise Tax (as established by such subsequent determination by the IRS) been applied for the purposes of Section 5(a). Executive shall cooperate, to the extent that his reasonable out-of pocket expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax. Executive shall promptly notify the Company in writing of any claim by any taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment.

(c) Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to Executive upon the later of (i) the consummation of the transactions that triggered the Gross-Up Payment and (ii) within five days of the Company’s receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of Executive’s taxable year next following Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority. Notwithstanding any other provision of this Section 5, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding.

(d) The following terms shall have the following meanings for purposes of this Section 5:

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii) A “Payment” shall mean any Parachute Payment (within the meaning of Section 280G(b)(2) of the Code), whether paid or payable pursuant to this Agreement or otherwise.

6. Confidential Information.

(a) Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company, its Subsidiaries and its Affiliates (including those obtained by him while employed by the Company prior to the date of this Agreement) concerning the business or affairs of the Company, any Subsidiary or any Affiliate (“Confidential Information”) are the property of the Company, such Subsidiary or such Affiliate. Therefore, Executive agrees that, except for the benefit of the Company in connection with the performance of his employment or Board duties or as otherwise may be required for Executive to satisfy his obligations to the Company or any Subsidiary hereunder or under any other agreement with the Company or any Subsidiary, he shall not disclose to any person or entity or use for his own purposes any Confidential Information or any confidential or proprietary information of other persons or entities in the possession of the Company, its Subsidiaries or its Affiliates (“Third Party Information”), without the prior written consent of the Board, unless and to the extent that either (i) Executive is required to disclose the Confidential Information or Third Party Information to any governmental or judicial authority or in connection with any governmental or judicial hearing or proceeding; provided, however, that in such event Executive will give the Company prompt written notice thereof so that the Company may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions hereof, or (ii) the Confidential Information or Third Party Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions in violation of this Section 6(a). Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Third Party Information, Confidential Information, Work Product (as defined below) or the business of the Company, any Subsidiary or any Affiliate which he may then possess or have under his control.

(b) Executive shall be prohibited from using or disclosing any confidential information or trade secrets that Executive may have learned through any prior employment to the extent that such use or disclosure would violate any agreements to which Executive is a party, Executive’s fiduciary or common law duties to such prior employer or other applicable law (collectively, the “Existing Obligations”). If at any time during the Employment Period Executive believes that he is being asked to engage in work that will, or will be likely to, jeopardize any Existing Obligations in violation of this Section 6(b), Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately. Executive represents and warrants to the Company that Executive took nothing with him which belonged to any former employer when Executive left his prior employment positions and that Executive has nothing that contains any information which belongs to any former employer, in each case other than to the extent Executive was not prohibited therefrom by any Existing Obligations. If at any time Executive discovers that this is incorrect, Executive shall promptly return any such materials to Executive’s former employer. The Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder other than to the extent not prohibited by the Existing Obligations.

7. Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ or Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company and its Subsidiaries or Affiliates, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such Subsidiary or Affiliate. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including assignments, consents, powers of attorney and other instruments). Executive acknowledges that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended. The foregoing provisions of this Section 7 shall not apply to any invention that Executive developed entirely on Executive’s own time without using the Company’s or any of its Subsidiaries’ or Affiliates’ equipment, supplies, facility or trade secret information, except for those inventions that (i) relate to the Company’s or any of its Subsidiaries’ or Affiliates’ business or actual or demonstrably anticipated research or development or (ii) result from any work performed by Executive for the Company or any of its Subsidiaries or Affiliates.

8. Non-Compete; Non-Solicitation; Non-Disparagement.

(a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the Employment Period he has and shall become familiar with the Confidential Information and that his services have been and shall continue to be of special, unique and extraordinary value to the Company, its Subsidiaries and their Affiliates, and therefore, Executive agrees that, during the Restricted Period, he shall not, except on behalf of or at the direction of the Company or its Subsidiaries or Affiliates, directly or indirectly (whether through the ownership, management, operation or control of any entity, as a director, officer, employee, partner, consultant, principal, agent, trustee, proprietor, joint venturer, member, manager, stockholder or independent contractor of any entity or otherwise), engage or participate in any business activity that competes directly or indirectly with a material business of the Company or any of its Subsidiaries as such businesses exist or are demonstrably in process during the Employment Period, in any geographical area in which, during the Employment Period, the Company is engaged or has definitive plans to engage. For purposes of this Agreement, “Restricted Period” means the Employment Period and the twenty-four (24) months thereafter.

(b) Executive shall not, during the Restricted Period, except on behalf of the Company or its Subsidiaries or Affiliates, directly or indirectly, for himself or on behalf of any other person or entity, solicit, divert, take away or attempt to take away any of the Company’s (or its Subsidiaries’ or Affiliates’) customers, suppliers, licensors, licensees, franchisors or other persons with whom the Company (or its Subsidiaries or Affiliates) does business or the business or patronage of any such customer, supplier, licensor, licensee, franchisor or other person or in any way interfere with the relationship between any such customer, supplier, licensor, licensee, franchisor or other person and the Company or such Subsidiary or Affiliate.

(c) Executive shall not, during the Restricted Period, with respect to any person who is employed by the Company or its Subsidiaries or Affiliates at any time within six (6) months prior to the date of such solicitation, hiring, inducement or interference, directly or indirectly solicit or hire such a person, directly or indirectly assist any person to solicit or hire such a person, induce such a person to leave his or her employment with the Company or its Subsidiaries or Affiliates or in any way interfere with the relationship between the Company or any of its Subsidiaries or Affiliates and any employee thereof.

(d) Executive shall not directly or indirectly through another person or entity disparage, defame or slander any of the Company or any of its Subsidiaries, or any of their respective Affiliates or present (i.e., as of immediately after the date hereof) and future officers, directors, partners, members or employees. The Company agrees not to disparage, defame or slander Executive. For purposes of this Section 8(d), the Company shall be deemed to have made defamatory, disparaging or slanderous statements or communications if, and only if, a member of the Board or an officer of such entity makes such statements or communications. Nothing in this Section 8(d) shall prevent or limit the Company or Executive from asserting a claim against the other or defending against the other pursuant to confidential binding arbitration or a proceeding in a court of competent jurisdiction to enforce Section 6, 7 or 8 of this Agreement.

9. Enforcement. If, at the time of enforcement of Section 6, 7 or 8, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that the Company and its Subsidiaries would suffer irreparable harm from a breach by Executive of Section 6, 7 or 8 and that money damages would not be an adequate remedy for any such breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company and its Subsidiaries and their successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to seek specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of Section 8, the Restricted Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured. Executive acknowledges that the restrictions contained in Section 8 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

10. Additional Acknowledgments. In addition, Executive acknowledges that the provisions of Sections 6, 7 and 8 are in consideration of employment with the Company and additional good and valuable consideration as set forth in this Agreement. Executive also acknowledges that (i) the restrictions contained in Sections 6, 7, and 8 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living, (ii) the business of the Company and its Subsidiaries will be national in scope and without geographical limitation and (iii) notwithstanding the state of formation or principal office of the Company or residence of any of its executives or employees (including Executive), it is expected that the Company and its Subsidiaries will have business activities and have valuable business relationships within its industry throughout the nation. Executive agrees and acknowledges that the potential harm to the Company and its Subsidiaries of the non-enforcement of Sections 6, 7 and 8 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its Subsidiaries now existing or to be developed in the future, and that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

11. Definitions. For purposes of this Agreement,

(a) “Accrued Obligations” means (i) Executive’s accrued but unpaid Base Salary through the date of termination, (ii) business expenses incurred by Executive and not yet reimbursed in accordance with the terms hereof and Company policy, (iii) any benefits provided to senior executives under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein and to the extent permitted under applicable law, and (iv) any fully earned but unpaid bonus payable to Executive in respect of any fiscal year preceding termination.

(b) “Affiliate” of any particular person or entity means any other person or entity controlling, controlled by or under common control with such particular person or entity, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of an entity whether through the ownership of voting securities, by contract or otherwise.

(c) “Cause” means (i) the willful failure by Executive to substantially perform his material lawful duties within ten (10) business days after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes Executive has not substantially performed such material lawful duties and where such willful failure is not due to Executive’s disability or during an approved leave of absence, (ii) Executive’s material misappropriation, breach of fiduciary duty or fraud with regard to the Company or any of its Subsidiaries, (iii) Executive’s conviction of or the pleading of guilty or nolo contendere with regard to a felony (other than a traffic violation), (iv) Executive’s gross negligence or willful misconduct which, in the good faith determination by the Board, is reasonably likely to be materially injurious to the Company, or (v) any other material breach by Executive of a provision of this Agreement that remains uncured for ten (10) days after the Board provides Executive with a written notice of its good-faith determination that Cause exists (a “Finding of Cause”); provided that, none of the foregoing events shall constitute Cause unless (i) the Board shall first provide Executive with written notice of its good faith determination that Cause exists and the specific circumstances constituting Cause in reasonable detail and (ii) Executive is provided an opportunity to address the Board with respect to such determination. For purposes of the foregoing, no act or failure to act shall be considered “willful” unless it is done, or omitted to be done, in bad faith or without reasonable belief that the act or omission was in the best interests of the Company. Any act, or failure to act, which is taken (or not taken) based upon an express direction of the Board specifying that Executive take (or not take) such particular action shall be presumed to be done, or omitted to be done, in good faith and in the best interests of the Company. Cause shall cease to exist for an event 180 days after the later of its occurrence or the actual knowledge by the Board of such event, unless the Board has given Executive a Finding of Cause.

(d) “Change in Control” means (i) the occurrence of a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby (A) any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), excluding Permitted Holders or an employee benefit plan maintained by the Company or any of its Affiliates, directly or indirectly acquire(s) “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than thirty-five percent (35%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition, and (B) Oaktree Capital Management, L.P. and any Oaktree Affiliate cease to collectively own securities of the Company possessing more than twenty percent (20%) of either the total combined voting power of the Company’s securities or the total common equity value of the Company; (ii) the date upon which individuals who constitute the Board as of the Closing Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Closing Date whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; (iii) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than Permitted Holders (provided that such sale of assets to Permitted Holders is proportionate to their equity ownership of the Company); or (iv) the date upon which, as a result of Oaktree Capital Management, L.P. and any Oaktree Affiliate having collectively sold, transferred or disposed securities of the Company to Persons other than Oaktree Capital Management, L.P. or any Oaktree Affiliate on and prior to such date, (A) such entities cease to collectively own securities of the Company possessing more than twenty percent (20%) of either the total combined voting power of the Company’s securities or the total common equity value of the Company and (B) such entities cease to collectively hold, as compared to any other stockholder of the Company, the greatest total combined voting power of the Company’s securities and the greatest portion of the total common equity value of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Disability” means Executive’s inability to perform the essential duties, responsibilities and functions of his position with the Company and its Subsidiaries for a period of 120 consecutive days or for a total of 180 days during any 12-month period as a result of any mental or physical illness, disability or incapacity even with reasonable accommodations for such illness, disability or incapacity provided by the Company and its Subsidiaries or if providing such accommodations would be unreasonable, all as determined by the Board in its reasonable good faith judgment. Executive shall cooperate in all respects with the Company if a question arises as to whether he has become disabled (including submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss Executive’s condition with the Company on a confidential basis).

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h) “Good Reason” means the occurrence of any of the following events without Executive’s prior written consent: (i) a reduction in Executive’s Base Salary or annual bonus opportunity, (ii) any diminution of Executive’s title, position or reporting line, or the appointment of any individual to an officer position with the Company senior to Executive (iii) any material reduction of Executive’s duties or responsibilities, (iv) following a Change in Control, a requirement to report to a person or group of persons other than the board of directors of the ultimate parent entity of the Company (and Executive’s consent shall not be required to amend this Agreement solely to the extent required to so provide for such reporting structure), (v) relocation of Executive to a place of business outside of the borough of Manhattan, New York City, New York, (vi) a material breach by the Company of any provision of this Agreement or of the Option Grant Agreement that remains uncured for ten (10) days after written notice thereof is provided to the Company; provided, however, that except in the case of an event described in clause (vi) hereof, any termination of the Employment Period by Executive with Good Reason shall occur only within sixty (60) days following the first to occur of any of the events or circumstances set forth herein as constituting “Good Reason.”

(i) “Investors” means (i) The Gores Group, LLC, and (ii) Oaktree Capital Management, L.P.

(j) “Oaktree Affiliate” means Triton Media Group, LLC or any investment fund or other entity that holds shares of the Company’s common stock that is controlled by or under common control with Oaktree Capital Management, L.P.

(k) “Permitted Holders” means, directly or indirectly, the Investors and their Affiliates (including without limitation any Oaktree Affiliates).

(l) “Pro Rata Bonus” means, for the fiscal year during which an applicable termination of the Employment Period occurs, an amount equal to (i) the actual performance bonus that would have been payable to Executive pursuant to Section 3(c) had the Employment Period not been terminated prior to the payment date for such bonus, as determined by the Compensation Committee in good faith multiplied by (ii) a fraction, the numerator of which is the number of days elapsed in such fiscal year prior to such termination, and the denominator of which is 365. Any Pro Rata Bonus payable pursuant to the terms of this Agreement will be paid as and when the Company pays performance bonuses for the fiscal year during which the termination occurred in the ordinary course of business.

(m) “Severance Period” means a period equal to twenty-four (24) months.

(n) “Subsidiaries” mean any limited liability company, corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of managers, board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

12. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, and (ii) Executive is not a party to or bound by any employment agreement or noncompete agreement with any other person or entity. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

13. Survival. Sections 4 through 28, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

14. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

David Landau

200 W. 86th Street, Apt. 8M

New York, New York 10024

Facsimile: (646) 285-0174

Notices to the Company:

Dial Global, Inc.

1166 Avenue of the Americas, 10th Floor

New York, New York 10036

Facsimile: (212) 641-2198

Attention: General Counsel

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Facsimile: (312) 862-2200

Attention: Christopher J. Greeno, P.C.

        Tana M. Ryan

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16. Complete Agreement. This Agreement and those documents expressly referred to herein and other documents between the parties hereto of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Notwithstanding the foregoing, and except to the extent modified in writing by Executive and Triton Media Group, LLC in connection with the execution of this Agreement, the Limited Liability Agreement of Triton Media, Group, LLC, dated as of July 29, 2011, the Triton Media Group, LLC Fourth Amended and Restated Investor Rights Agreement, dated as of July 29, 2011, the Third Amended and Restated Registration Rights Agreement, dated July 29, 2011, and each grant or similar agreement pursuant to which Executive has been granted Class B Units of Triton Media Group, LLC or any predecessor thereto or that governs the terms of the Executive’s rights with respect to such Class B Units shall in each case continue to survive in accordance with their respective terms.

17. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

18. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

19. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that (i) Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company, and (ii) the Company may not assign this Agreement without Executive’s prior consent; provided, however, that in the event of a sale of all or substantially all of the assets of the Company, the Company shall provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets (in which case Executive’s prior consent shall not be required).

20. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

21. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive. No course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including the Company’s right to terminate the Employment Period for Cause or Executive’s right to terminate the Employment Period for Good Reason) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

22. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

23. Withholding. The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise taxes or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Subsidiaries or Executive’s ownership interest in the Company (including wages, bonuses, dividends, the receipt or exercise of equity-based incentive awards and the receipt or vesting of restricted equity). In the event the Company or any of its Subsidiaries does not make such deductions or withholdings, Executive shall reimburse the Company and its Subsidiaries (i) for any such Taxes, and (ii) for any amounts paid with respect to any such Taxes, in the case of (ii) to the extent the failure to make such deductions or withholdings is attributable to any express direction of Executive.

24. Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO

SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN THE STATE OF NEW YORK WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 24. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

25. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

26. Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including by being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the request of the Company to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments); provided, that in no event shall any such cooperation following the end of the Employment Period materially interfere with Executive’s subsequent employment or otherwise materially interfere with Executive’s ability to earn a living. In the event that the Company requires Executive’s cooperation in accordance with this Section 26, the Company shall reimburse Executive for any reasonable travel expenses (including lodging and meals) upon submission of receipts.

27. Arbitration. Except with respect to disputes and claims under Section 6, 7 or 8 (which the parties hereto may pursue in any court of competent jurisdiction as specified herein and with respect to which each party shall bear the cost of its own attorneys’ fees and expenses, except to the extent otherwise required by applicable law), each party hereto agrees that arbitration, pursuant to the procedures set forth in the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (as adopted and effective as of June 1, 1997, or such later version as may then be in effect) (the “AAA Rules”), shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations of the parties under this Agreement and the employment of Executive by the Company (including claims and disputes regarding employment discrimination, sexual harassment, termination and discharge), whether such claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement. The parties hereto agree that (i) one arbitrator shall be appointed pursuant to the AAA Rules to conduct any such arbitration, (ii) all meetings of the parties and all hearings with respect to any such arbitration shall take place in New York, New York, (iii) each party to the arbitration shall bear its own costs and expenses (including all attorneys’ fees and expenses, except to the extent otherwise required by applicable law), and (iv) all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the parties hereto. The parties agree that the judgment, award or other determination of any arbitration under the AAA Rules shall be final, conclusive and binding on all of the parties hereto. Nothing in this Section 27 shall prohibit any party hereto from instituting litigation to enforce any final judgment, award or determination of the arbitration.

28. Section 409A Compliance.

(a) The parties intend that payments and benefits under this Agreement comply with or are exempt from Section 409A and, accordingly, to the maximum extent permitted this Agreement shall be interpreted and administered to be in compliance therewith or exempt therefrom. The Company shall not be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, to the extent that such amounts or benefits constitute nonqualified deferred compensation within the meaning of Section 409A, unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service;” provided, however, that in the event that Executive incurs a termination of employment (the “Termination Event”) that is not a “separation from service” within the meaning of Section 409A and amounts or benefits would, but for this Section 28(c), be payable to Executive in connection with such Termination Event, Executive’s subsequent separation from service within the meaning of Section 409A shall be deemed to have occurred under the same circumstances as such Termination Event, and such amounts and benefits that ultimately become payable upon such subsequent separation from service shall be calculated as of the date of such Termination Event.

(c) Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, (i) to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of Executive’s termination of employment in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made on a monthly basis, and (ii) to the extent that any payment of base salary or other compensation is to be paid in a lump sum, such lump sum amount shall be paid as soon as practicable following Executive’s separation from service and in all events within ninety (90) days thereafter (subject to the six (6) month delay set forth in Section 4(b)). Notwithstanding the foregoing, with respect to any payments that are intended to fall under the short-term deferral exemption from

Section 409A, unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, all such payments shall be made as soon as practicable after the right to payment vests and in all events by March 15 of the calendar year following the calendar year in which the right to payment vests. For purposes of this Section 28(d), a right to payment will be treated as having vested when it is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A.

(d) (i) To the extent that any such cash payment or continuing benefit to be provided is nonqualified deferred compensation subject to Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60th) day following Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue as provided therein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Executive’s separation from service.

      (ii) The Company may provide, in its sole discretion, that Executive may continue to participate in any benefits delayed pursuant to this Section 28 during the period of such delay, provided that Executive shall bear the full cost of such benefits during such delay period. Upon the date on which such benefits would otherwise commence pursuant to this Section 28, the Company shall reimburse Executive the Company’s share of the cost of such benefits, if any, that the Company would have provided during such delay period had such benefits commenced immediately upon Executive’s termination of employment. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified therein.

(e) With respect to expense reimbursements or in-kind benefits under this Agreement that constitute nonqualified deferred compensation subject to Section 409A, (i) such reimbursements shall be paid on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) no such reimbursement of expenses or in-kind benefits are eligible for reimbursement in any taxable year shall in any way affect Executive’s right to reimbursement of any other expenses eligible for reimbursement in any other taxable year, and (iii) Executive’s right to reimbursement or in-kind benefits shall not be subject to liquidation in exchange for any other benefit.

(f) For purposes of Section 409A, Executive’s right to receive any payment in the form of installments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(g) Wherever this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”) with respect to a payment constituting nonqualified deferred compensation subject to Section 409A, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(h) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes nonqualified deferred compensation subject to Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Executive unless otherwise permitted by Section 409A.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DIAL GLOBAL, INC.

By:	/s/ Hiram M. Lazar
Name:	Hiram M. Lazar
Title:	CFO

/s/ David Landau
David Landau

[Signature Page to Employment Agreement]

EXHIBIT A

Form of Option Plan

[Intentionally omitted and incorporated by reference to Dial Global, Inc.’s Information Statement pursuant to Section 14(c), filed with the SEC on December 21, 2011 ]

EXHIBIT B

Form of Option Grant Agreement

[See exhibit 10.4]

Exhibit C

GENERAL RELEASE

I, David Landau, in consideration of and subject to the performance by Dial Global, Inc., a Delaware corporation (together with its parent companies and subsidiaries, the “Company”), of its obligations under the Employment Agreement, dated as of December 20, 2011 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its Affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its Affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.

I understand that any payments or benefits paid or granted to me under Section 4(b) of the Agreement (other than the Accrued Obligations) represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 4(b) of the Agreement (other than the Accrued Obligations) unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company (other than any as-yet-unpaid Accrued Obligations).

2.

Except as provided in paragraph 4 below and except for the provisions of the Agreement that expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date on which I execute this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, that arise out of or are connected with my employment with, or my separation or termination from, the Company (including any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

1

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.

I agree that this General Release does not waive or release any rights or claims that I may have pursuant to the Option Grant Agreement, by and between me and the Company, dated as of [            ][, or pursuant to the Certificate of Incorporation or Bylaws of the Company in respect of any common stock of the Company I hold,][1] or any other matter which relates solely to my equity interests in the Company (i.e., in my capacity as an optionholder or stockholder). In addition, I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including any claim under the Age Discrimination in Employment Act of 1967).

5.

In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims.

6.

I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.

I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I sue the Company or any of the other Released Parties in respect of any matter released by this General Release (including any Claim), I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

8.

Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

[1]	To be included only if Executive has exercised stock options.

9.

Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

10.

Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY	SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)	I HAVE READ IT CAREFULLY;

(b)

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)

I HAVE BEEN GIVEN ALL TIME PERIODS REQUIRED BY LAW TO CONSIDER THIS GENERAL RELEASE, INCLUDING THE 21-DAY PERIOD REQUIRED BY THE ADEA. I UNDERSTAND THAT I MAY EXECUTE THIS GENERAL RELEASE LESS THAN 21 DAYS FROM ITS RECEIPT FROM THE COMPANY, BUT AGREE THAT SUCH EXECUTION WILL REPRESENT MY KNOWING WAIVER OF SUCH 21-DAY CONSIDERATION PERIOD.

(f)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

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(g)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(h)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:
David Landau

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